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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                        ACE MARKETING & PROMOTIONS, INC.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
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     The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follow:

     FIRST:  The name of the corporation is:

             ACE MARKETING & PROMOTIONS, INC.

     SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD: The office of the corporation in the State of New York is to be located in the County of Nassau.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is: Two Hundred (200) shares without par value.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is

                   457 Rockaway Avenue
                   Valley Stream, NY 11581

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     SIXTH:  No director of the corporation shall be personally liable to the corporation or its stockholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that said director personally gained a financial profit or other advantage to which he was not entitled, or the director's acts violated Section 719 of the New York Business Corporation Law.

Date: March 26, 1998

                                           /S/ GLADYS I. RYAN
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                                             Gladys I. Ryan
                                              Incorporator
                                       Corporation Service Company
                                             80 State Street
                                            Albany, NY 12207


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State of New York )

County of Albany  )


     On this 26th day of March, 1998, before me personally appeared Gladys I. Ryan to me known to be the person described in and who executed the foregoing instrument and duly acknowledged to me that (s)he executed the same.



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